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                                                                    Exhibit 99.1

                         LA JOLLA PHARMACEUTICAL COMPANY
                            COMPLETES STOCK OFFERING

      SAN DIEGO, CA, February 26, 2004 - La Jolla Pharmaceutical Company announced today that it has completed its previously announced public offering of 8,695,653 shares of common stock. The net proceeds to the Company from the sale of the shares, after expenses, will be approximately $25.6 million. The Company has also granted the underwriter an option to purchase up to an additional 1,304,347 shares of common stock at the initial offering price to cover over-allotments, if any.

      This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of La Jolla Pharmaceutical Company, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the prospectus and accompanying prospectus supplement relating to the offering can be obtained from Pacific Growth Equities, LLC at 1 Bush Street, San Francisco, CA 94104.

      La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from current expectations.